Exhibit 99.1

SILVERSUN TECHNOLOGIES REPORTS PROFITABLE SECOND QUARTER 2015 RESULTS

LIVINGSTON, NJ – (Marketwired) – August 14, 2015 – SilverSun Technologies, Inc. (OTCBB/OTCQB: SSNT), a national provider of transformational business technology solutions and services, today announced its second quarter results for the three and six months ended June 30, 2015.

Financial Highlights for Three Months Ended June 30, 2015 Compared to Three Months Ended June 30, 2014:
  Revenues increased to $5,931,419, rising 12.9% from $5,254,492.
  Software sales decreased 3% to $918,251 from $946,803.
  Services revenues totaled $5,013,168, increasing 16.4% from $4,308,139.
  Earnings before interest, taxes, depreciation and amortization  (“EBITDA”) were $204,429,   decreasing 7.9% from $221,953.
  Net income was $44,601, or $0.01 earnings per basic and diluted share, compared to net income of $59,890, or 0.02 earnings per basic and diluted share.
Financial Highlights for the Six Months Ended June 30, 2015 Compared to the Six Months Ended June 30, 2014:
  Total revenues rose 22% to $12,414,533 from $10,179,567.
  Software sales were $2,300,993, up 47.8% from $1,556,773.
  Services revenues increased 17.3% to $ 10,113,540 from $8,622,794.
  Income from operations rose to $642,043, up 92% from $334,371.
  Earnings before interest, taxes, depreciation and amortization (“EBITDA”) were $874,352,   increasing  74% from $501,328.
  Net income totaled $565,768, or $0.13 per basic and diluted share, rising from net income of $180,631, or $0.05 per basic and diluted share.
  The Company generated $232,917 in net cash from operations, which compared to cash generated of $306,491 from operations in the prior year.
  During the first six months of 2015, the outstanding balance of the Company’s revolving bank line of credit was $0, bringing the total amount available under the line at June 30, 2015 to $750,000.
  As of June 30, 2015, the Company had $2,062,756 in cash and cash equivalents; $1,995,753 in accounts receivable; long term debt of $603,277; and total stockholders’ equity of $1,468,635.

For more details on SilverSun’s second quarter results, please refer to the Company’s 10-Q filed today with the U.S. Securities Exchange Commission and accessible at  www.sec.gov.

Commenting on the results, Mark Meller, Chairman and CEO of SilverSun, stated, “We are pleased to report another profitable quarter reflecting continued revenue growth, putting us firmly on pace to exceed a record $27+ million in total revenues for the full year.  Our sales pipeline at the moment exceeds $6 million.  Software sales were down this quarter, but we view that more as a matter of timing rather than as the Company having lost potential deals, and we expect to see accelerated growth in software sales in the coming quarters.”

Meller continued, “The results clearly demonstrate and validate that our business growth strategies are indeed working and that we are building meaningful momentum in enhancing our Company’s long term value for our many trusted stakeholders.  Our focus in the coming months will be to increase our operating margins by rationalizing our expenses with our current level of sales. We will also continue to pursue potential acquisitions, and believe that we will be in a position to announce additional transactions in the coming months.  Furthermore, our cash position, strong balance sheet, and ever increasing recurring revenue stream give us confidence that we will continue to deliver positive results throughout the balance of 2015 and beyond.”

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing strategies and solutions to meet our clients' information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the "Cloud". As a value added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning ("ERP"), Warehouse Management Systems, Customer Relationship Management, and Business Intelligence. Additionally, we have our own development staff building software solutions for Electronic Data Interchange, time and billing, and various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network services practice that provides managed services, hosting, business continuity, cloud, e-mail and web services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Dallas, Arizona and Southern California.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as "believe," "expect," "anticipate," "should," "planned," "will," "may," "intend," "estimated," and "potential," among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.